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                              EXHIBIT NUMBER 4(a)2

                   CONTRACT FOR ACQUISITION OF THE PROPERTIES

      (This is an English translation of the Xiangzhang Garden Real Estate
                     Sale and Purchase Contract in Chinese)

                                     Between

                  Shanghai Jiu Sheng Investment Company Limited

                                       and

                            Manwide Holdings Limited

            Xiangzhang Garden Real Estate Sale and Purchase Contract

                               Date: June 16, 2004

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                                    Contents

Whereas:

Article 1                  Definitions

Article 2                  Subject Property

Article 3                  Information Disclosure

Article 4                  Restrictive Rights

Article 5                  Nature of Land and Transfer Procedure

Article 6                  Status of Construction Works and Title Processing

Article 7                  Presale

Article 8                  Consideration and Payment

Article 9                  Delivery of Subject Property

Article 10                 Insurance

Article 11                 Transaction Completion Date

Article 12                 Optional Terms

Article 13                 Alteration to Terms of Transaction

Article 14                 Property Management

Article 15                 Maintenance Arrangement

Article 16                 Mutual Assistance Obligation

Article 17                 Statement and Guarantee

Article 18                 Liability for Breach

Article 19                 Project Cooperation Team

Article 20                 Settlement of Dispute

Article 21                 Miscellaneous

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Xiangzhang Garden Real Estate Sale and Purchase Contract

This "Xiangzhang Garden Real Estate Sale and Purchase Contract" (hereinafter referred to as "this Contract") is signed by the two parties hereunder in Shanghai, China on June 16, 2004:

Seller: Shanghai Jiu Sheng Investment Company Limited, a Chinese company with limited liability established and in existence under the laws of People's Republic of China, whose registered address is Unit 608, 187 South Wuning Road, Jing'an District, Shanghai, with Li Baocheng as a legal representative (hereinafter referred to as "Jiu Sheng Investment");

as one party hereto; and

Purchaser: Manwide Holdings Limited (Chinese name:, a foreign company established and in existence under the laws of British Virgin Island, whose registered address is The offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, with Mr. Zhang Hanjie as an authorized representative (hereinafter referred to as "Manwide Holdings");

as the other party hereto.

(The seller and purchaser aforesaid are referred to collectively as "both parties" or individually as "one party" from time to time)

Whereas:

1. Manwide Holdings and Jiu Sheng Investment have agreed unanimously with all the key transaction documents on the purchase by Manwide Holdings of the whole building of Xiangzhang Garden owned by Jiu Sheng Investment;

2. After the signing of this Contract, Manwide Holdings intends to establish a foreign-invested enterprise in Shanghai under the name of Rosedale Property (Shanghai) Company Limited (a provisional name , the final name of it shall be the name set out in the business license to be issued) ( hereinafter referred to as "Pakli Property"), which, once lawfully established, shall take over Manwide Holdings' rights and obligations under this Contract and all annexes hereto. Jiu Sheng Investment is fully aware of the arrangement to be made by Manwide Holdings and has agreed that Manwide Holdings' status as party to this Contract will then be succeeded by Pakli Property in accordance with the relevant provisions of
      Article 21 of this Contract.

      Hence, in the principles of honesty, credibility, willingness and equality, both parties have, through amicable consultation, come into an agreement in connection with the property transaction as follows.

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Article 1 Definitions

Both parties confirm that, in this Contract, the following expressions shall have the following meanings:

1. Signing Date: the date on which representatives of both parties sign or seal this Contract.

2. Delivery Date: the date on which the ownership of the Subject Property (all or part of the properties of Xiangzhang Garden) under this Contract is transferred.

3. Transaction Completion Date: the date on which all precedent conditions under Article 11 (1) of this Contract or all fundamental requirements under Article 13 (4) are satisfied or fulfilled, which shall be the date on which document(s) necessary to prove the last precedent condition or fundamental requirement has been satisfied or fulfilled is (are) issued.

4. Transaction Date: the date on which Jiu Sheng Investment, after obtaining the integral property ownership certificate of the Subject Property hereunder, signs a standard "Shanghai Commodity Property Sale Contract" in the unified form used in Shanghai for the purpose of altering the ownership registration of the property with Manwide Holdings (or any third party designated by it), which will not occur until all precedent conditions under Clause 1 of Article 11 hereto of this Contract or all the fundamental requirements under Clause 4 of Article 13 hereto have been satisfied or fulfilled.

5. Transfer Date: the date on which the Real Estate Exchange Center issues the integral property ownership certificate, in the name of Manwide Holdings (or any third party designated by it), of the Subject Property or, if Manwide Holdings finally exercises its right under this Contract to purchase part of Xiangzhang Garden at a consideration of Renminbi seventy million, of the part of Xiangzhang Garden it will purchase.

Article 2 Subject Property

1. Unless otherwise provided in this Contract, the property to be acquired by Manwide Holdings from Jiu Sheng Investment under this Contract, which comprises the whole building of Xiangzhang Garden and all its pertaining interests (hereinafter collectively referred to as the "Subject Property" or " Xiangzhang Garden ").

2. Xiangzhang Garden is located at Nos.219 and 229 Jiang Ning Road, Jing An District, Shanghai, the existing Land Use Right Certificate of which is Shanghai Real Property Ownership Certificate (Hu Fang Di Jing Zi (2002) No. 007070) and the Lot No. of which is hillock 8/1 (2), lane 92, Jiang Ning Road, Jing An District. It occupies a piece of state-owned land with an area of 5,493.50 sq. meters. Its state-owned land use right was obtained by way of transfer.

3. Xiangzhang Garden has a frame structure, with two (2) floors of basement and twenty-four (24) upper floors with a gross floor area of 37,060.43 sq. meters (a provisional estimated figure, the final figure shall be the area set out in the integral property ownership certificate of Xiangzhang Garden to be obtained).

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Article 3 Information Disclosure

1. In order to prove that Jiu Sheng Investment has the legal and integral real estate ownership of the Subject Property, Jiu Sheng Investment has provided Manwide Holdings with the government approvals and certificates regarding, among other things, land use right, property project and procedure of construction works, details of which are set out in an annex hereto headed "List of Inspection Documents".

2. Jiu Sheng Investment has provided Manwide Holdings with a list regarding, among other things, the construction of and the equipments ordered for Xiangzhang Garden, to facilitate Manwide Holdings to understand the actual construction status of the Subject Property, details of which are set out in an annex hereto headed "List of Construction Works and Equipments Ordered" .

3. Jiu Sheng Investment declares and warrants that the aforesaid documents it provided to Manwide Holdings are true and effective, and are documents that have to be noticed by Manwide Holdings when considering and deciding all conditions of the transactions under this Contract and constitute the basis for Manwide Holdings in doing so. In the event that Manwide Holdings suffers any economic loss of any nature as a result of untrue documents or corresponding information provided by Jiu Sheng Investment, Jiu Sheng Investment shall provide complete and adequate compensation.

Article 4 Restrictive Rights

1. Jiu Sheng Investment declares that, as of the date of signing of this Contract, the Subject Property is not subject to any restrictive right of any nature (including, but not limited to, mortgage right, closing order and other judicial preservations and presale registration), except for the two Mortgage Guarantees stated below:

      (1) the under-constructed Xiangzhang Garden has been pledged by Jiu Sheng Investment as collateral for a loan of Renminbi one hundred and seventy million (RMB170 million) from China Construction Bank Beijing branch Chaoyang sub-branch to Stellar Megamedia Co., Ltd.;

      (2) the under constructed Xiangzhang Garden has been pledged by Jiu Sheng Investment for its loan of Renminbi one hundred and seventy million (RMB170 million) from China Minsheng Bank.

2. Jiu Sheng Investment declares and warrants that all land premiums due or additional land premium under this Contract shall be borne by Jiu Sheng Investment.

3. Jiu Sheng Investment declares and warrants that so far as known to Jiu Sheng, as of the date of signing of this Contract, there is no property rights dispute, creditors and debtors dispute, claims or right request of other nature claimed by any third party against the Subject Property or the land use right relating to the Subject Property, including those claimed against Jiu Sheng Investment in the future).

4. Jiu Sheng Investment declares and warrants that the warranty under Clause 1 to 3 above are true and in full force, and it will compensate completely and adequately in the event that Manwide Holdings suffers any economic loss of any nature as a result of untrue warranty.

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Article 5 Nature of Land and Transfer Procedure

1. Jiu Sheng Investment undertakes and warrants that it will procure the change of land usage of the Subject Property under this Contract from "office" to "commercial/residential" or " land for commercial/ residential development", and procure the change of building usage from "commercial/office building" to "commercial/residential building" or "commercial/residential complex " within one hundred and fifty (150) days after the signing of this Contract. In these alterations, it shall be confirmed that the podium from the 1st to 4th floors of Xiangzhang Garden shall be used for commercial purpose, which the total gross floor area is 7,836.49 sq. meters (a provisional figure, the final figure shall be the area set out in the integral property ownership certificate of Xiangzhang Garden to be obtained); the 5th to 24th floors of Xiangzhang Garden shall be used for residential purpose and the gross floor area of which shall be 29,223.54 sq. meters (a provisional figure, the final figure shall be the area set out in the integral property ownership certificate of Xiangzhang Garden to be obtained). The fulfillment by Jiu Sheng Investment of its obligations to change land usage under the foregoing clauses in this
      Article is subject to the receipt of a consent thereto from the Shanghai Municipal Planning Commission, and all the expenses required to complete the alteration shall be borne by Jiu Sheng Investment. Upon receiving such consent, Jiu Sheng Investment shall notify Manwide Holdings in writing immediately, and in the event that it fails to receive such consent it shall also notify Manwide Holdings in writing no later than the date falling on the one hundred and fiftieth (150th) day after the signing of this Contract.

2. Both parties agree that, in the event that Jiu Sheng Investment fails to complete the alteration of land usage within the period stipulated in Clause 1 of this Article, Manwide Holdings shall be entitled to the following options:

            (1) Manwide Holdings may confirm that it will continue to acquire the whole building of Xiangzhang Garden pursuant to this Contract notwithstanding the failure to complete the alteration of land usage;

            (2) Manwide Holdings may, at its option, change the terms of the transaction in accordance with Article 13 hereof, to purchase certain units of Xiangzhang Garden at a total consideration of Renminbi seventy million (RMB 70,000,000).

3. Both parties confirm that Manwide Holdings shall exercise its options under Clause 2 herein by giving a notice in writing to Jiu Sheng Investment within thirty (30) working days after receiving the written notice issued by Jiu Sheng Investment in accordance with Clause 1 above, or failing which, it will be deemed that Manwide Holdings agrees to continue to purchase the whole building of Xiangzhang Garden pursuant to this Contract.

4. Before the transfer of the Subject Property under this Contract to Manwide Holdings (or any third party designated by it), Jiu Sheng Investment shall pay up the land premium and complete the land use right transfer procedures of the Subject Property in accordance with the payment requirement regarding lands for commercial and residential development (or, the alteration of land uses fails to complete, lands for office purpose) and the relevant state and local laws.

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5.    When Jiu Sheng Investment completing the land use right transfer procedures and paying the land premium due or outstanding in accordance with terms of this Article above, all the requirements made by any government land authority in the land transfer contract (or documents of similar nature) shall not restrict the transaction purpose, conditions and estimated profit agreed by both parties under this Contract.

Article 6 Status of Construction Works and Title Processing

1. Jiu Sheng Investment undertakes that the Subject Property hereunder can be legally used for the purpose of hotel apartment.

2. Jiu Sheng Investment undertakes that during the period between the signing of this Contract and the Transaction Date, Jiu Sheng Investment shall complete all the necessary procedures as required by the national and local laws and regulations (including, but not limited to, the re-measurement of all the floors and each partitioned unit of the whole building of Xiangzhang Garden and approval and certification of the results thereof), so as to guarantee that Manwide Holdings will be issued an integral property ownership certificate for all the partitioned units specified in the annex in respect of all or part of the property of Xiangzhang Garden that are purchased under this Contract, and to facilitate Manwide Holdings in future resale on unit basis and obtain independent ownership certificate for each unit in due course.

3. Jiu Sheng Investment shall solely bear all the expenses incurred for the fulfillment of its obligations under the Clauses 1 and 2 of this Article. However, after the signing of this Contract and all of its annexes, where Manwide Holdings requires any change to the partition status of unit (s) that has been specified in the annex hereto, the additional expenses thereof shall be borne by Manwide Holdings.

4. Where this Contract comes into effect, both Jiu Sheng Investment and Manwide Holdings shall pay their respective taxes and charges regarding the transaction of Xiangzhang Garden under the national and local regulations in Shanghai.

5. Both Parties confirm that, in the event Manwide Holdings exercise the option for selective purchase according to Clause 2 (4) of Article 9 hereof or changes the transaction according to Article 13 hereof, Manwide shall bear the valuation fees, additional stamp duty and transaction handling fees and all the related costs (notwithstanding it is prescribed being payable by the seller or the purchaser) incurred as a result of a valuation of the Subject Property and a reclaim of tax on the basis of an accessed value by any party as required by the relevant government authorities (including financial and tax authorities and real estate transaction regulatory authorities).

Article 7 Presale

1. Jiu Sheng Investment agrees that, on the condition that Jiu Sheng Investment has completed the alteration of land usage of Xiangzhang Garden under Article 1(5) hereof (or Manwide Holdings opts to purchase the whole building of Xiangzhang Garden under Clauses 2 and 3 of Article 5 hereof though Jiu Sheng Investment fails to complete the alteration of land usage of Xiangzhang Garden under Clause 1 of Article 5

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      hereof) , Manwide Holdings is entitled to decide at its own discretion to launch all or any part of the Subject Property for presale prior to the transfer of the Subject Property to Manwide Holding.

2. Jiu Sheng Investment undertakes and warrants that it will be responsible for obtaining the "Commodity Property Presale Permit" of Xiangzhang Garden in the name of Jiu Sheng Investment within one hundred and fifty (150) days after the signing of this Contract and in the event that Jiu Sheng Investment has completed the alteration of land usage of Xiangzhang Garden specified in Clause 1 of Article 5 hereof to cause the land usage stipulated in the Presale Permit be altered accordingly.

3. So long as Manwide Holdings is entitled to launch Xiangzhang Garden for presale pursuant to this Article, Jiu Sheng Investment shall provide Manwide Holdings with full and unconditional cooperation for the presale of Xiangzhang Garden and assist Manwide Holdings in completing necessary procedures. Details of which are set out in an annex hereto headed "Presale Arrangement Agreement".

Article 8 Consideration and Payment

1. The total purchase price of the Subject Property amounts to Renminbi four hundred and fifty million (RMB 450,000,000), representing the whole and complete consideration payable by Manwide Holdings to Jiu Sheng Investment for obtaining the entire interests under this Contract and all its annexes. Unless otherwise provided in this Contract, or otherwise agreed in writing by and between both parties in the future, Jiu Sheng Investment shall not claim any additional cost of any nature by whatever reason against Manwide Holdings.

2. Upon the signing of this Contract, Manwide Holdings shall pay Renminbi fifty million (RMB 50,000,000) to Jiu Sheng Investment and, since the date on which this Contract comes into effect, such amount shall serve as the deposit payable to Jiu Sheng Investment by Manwide Holdings in connection with the sale and purchase of the Subject Property under this Contract and shall be converted into a down payment pursuant to this Contract after the Transaction Completion Date. If this Contract does not finally take effect Jiu Sheng shall return the said Renminbi fifty million (RMB 50,000,000).

3. Both parties confirm that, subject to Pakli Property, the new foreign invested enterprise to be established by Manwide Holdings in Shanghai, being legally established, Jiu Sheng Investment shall, in accordance with the annex hereto headed "Arrangement on Transfer of Payers of the Deposit", assist and cooperate with Manwide Holdings and Pakli Property to change the payer of the aforementioned deposit from Manwide Holdings to Pakli Property within ten (10) banking days after the authorized representative of Pakli Property signs and seals this Contract and all its annexes in accordance with Clause 10 of Article 21hereof.

4. Manwide Holdings shall pay to Jiu Sheng Investment an amount of RMB 20,000,000 (Renminbi twenty million ) within three (3) banking days after the Transfer Date under this Contract.

5. The amount paid under Clause 2 above shall convert automatically into a down payment payable by Manwide Holdings for purchasing the Subject Property upon the signing of the standard "Shanghai

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      Commodity Property Sale Contract" in the unified form used in Shanghai on the Transaction Date.

6. Both parties confirm that, except for the payment made under Article 2 and 4 above, the balance of the total consideration specified in Article 1 above amounting to Renminbi three hundred and eighty million (RMB380,000,000) shall be paid out of commercial loans extended to Manwide Holdings by a domestic bank secured by the Subject Property. Jiu Sheng Investment undertakes that, prior to transfer, it will ensure , on or after the transfer of the Subject Property, a bank commercial loan of not less than Renminbi three hundred and eighty million (RMB380,000,000) in total be obtained by Manwide Holdings, which is repayable in no less than three (3) years and bears interests at a rate no higher than 110% of the comparable benchmark interest rate prevailing on the date when the loan is extended.

7. Both parties confirm that, subject to the signing of this Contract, without the prior written consent of Manwide Holdings, Jiu Sheng Investment shall not sign, with the Subject Property as collateral, contracts of any nature (especially borrowing contracts) with any entity (including, but not limited to, banks, financial institutions and other parties not being a natural person) or natural person, otherwise, Manwide Holdings is entitled to unilaterally terminate this Contract (in which case, this Contract shall lapse automatically since the date on which Manwide Holdings issues the notice to terminate this Contract), and to demand Jiu Sheng Investment to repay all paid-up amount within seven (7) days from the termination of this Contract, together with interest accrued at the prevailing bank interest rate of the bank loans for a same term from the actual payment date to the actual repayment date.

Article 9 Delivery of Subject Property

1. Jiu Sheng Investment undertakes that it will complete the construction works of Xiangzhang Garden in line with the designed standards currently confirmed by both parties and make it ready for trial operation within one hundred and eighty (180) days after the signing of this Contract. Jiu Sheng Investment shall complete the completion testing work of Xiangzhang Garden within ninety (90) days after the completion of Xiangzhang Garden, and obtain the integral property ownership certificate for the Subject Property within ninety (90) days after the completion testing work of Xiangzhang Garden. Both parties confirm that the construction period of Xiangzhang Garden may be extended in the event that Manwide Holdings proposed additional requests for modification not included in this Contract and its annexes.

2. Jiu Sheng Investment undertakes and guarantees that, if it fails to have Xiangzhang Garden completed and ready for trial-operation in line with the designed standards confirmed by both parties upon signing of this Contract within one hundred and eighty (180) days as stipulated in Clause 1 of this Article, Manwide Holdings shall be entitled to opt and exercise one of the following rights at its discretion:

      (1) immediately terminate this Contract at its discretion by giving a written notice to Jiu Sheng Investment, and require Jiu Sheng Investment to repay the full amount of the money paid by Manwide Holdings under this Contract, together with interests (from the payment date to the repayment date based on the prevailing bank lending rate), within seven (7) days upon receiving the notice.

      (2) extend the term of one hundred and eighty (180) days mentioned above by giving a written notice to Jiu

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            Sheng Investment, and the details of the extension shall be specified by Manwide Holdings at its discretion in due course, provided that during the extension, Jiu Sheng Investment shall pay to Manwide Holdings a default penalty of Renminbi two hundred thousand (RMB200,000) per day up to the date of delivery or expiration of the extension, and Manwide Holdings is entitled to deduct directly the aforesaid default penalty payable by Jiu Sheng Investment from the consideration of the transaction payable to Jiu Sheng Investment under this Contract. If Manwide Holdings finally exercises its right hereunder to purchase part of Xiangzhang Garden at a total consideration of Renminbi seventy million (RMB70 million), Jiu Sheng Investment shall pay the accrued default penalty to Manwide Holdings on the Transaction Date. If Jiu Sheng Investment fails to have Xiangzhang Garden completed and ready for trial-operation in line with the designed standards currently confirmed by both parties within the extended period, Manwide Holdings shall be entitled to continue to exercise each of the options under Clause 2 of this Article 9 (including this sub-paragraph (2));

      (3) take over the construction project of Xiangzhang Garden immediately after giving a written notice to Jiu Sheng Investment. Jiu Sheng Investment shall ensure all the project take-over works to be completed within fifteen (15) days upon receiving the written notice from Manwide Holdings, and provide all the necessary cooperation (including presentation of all the necessary written document(s) to external parties or going through all the necessary project procedures in the name of Jiu Sheng Investment) unconditionally to Manwide Holdings upon the take-over by Manwide Holdings after the take-over of Xiangzhang Garden. Jiu Sheng Investment is still liable to pay to external parties the construction cost, but the payment shall be controlled directly by Manwide Holdings. If Manwide Holdings believes the project will be delayed due to Jiu Sheng Investment's inability to make the construction payment, Manwide Holdings is entitled to pay the relevant project payment at its discretion instead. (Manwide Holdings shall be entitled to deduct directly the construction cost paid by it from the transaction consideration payable to Jiu Sheng Investment under this Contract);

      (4) by giving a written notice to Jiu Sheng Investment, opt to change the transaction subject hereunder, that is, Manwide Holdings is entitled not to buy the whole building of Xiangzhang Garden, but opt to purchase certain floors representing 51% of the total gross floor area of Xiangzhang Garden building at a consideration of Renminbi seventy million (RMB70 million) (the specific floors shall be stated and determined by Manwide Holdings at its discretion, and the data on the gross floor area of Xiangzhang Garden and the floor area of each floor necessary in determining the 51% purchase ratio referred herein shall be subject to the related gross area specified in the annex hereto headed "Area Schedule of Xiangzhang Garden", notwithstanding any difference between the data and those specified in the preliminary documentation of Xiangzhang Garden or those specified in the finalized gross area as per the survey carried out). If a case entitling Manwide Holdings to opt to execute this item (4) turns out in future, related provisions hereunder (other than provisions on specific floors purchased) on alteration of the transaction shall apply automatically.

      (5) agree that Jiu Sheng Investment continues to complete the construction of Xiangzhang Garden by giving a written notice to Jiu Sheng Investment, till the project is completed and ready for trial-operation in line with the designed standards currently confirmed by both parties, provided that Jiu Sheng Investment shall pay an accrued default penalty of Renminbi twenty thousand (RMB200,000)

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            per day to Manwide Holdings up to the date on which Xiangzhang
            Garden is completed and ready for trial-operation in line with the designed standards currently confirmed by both parties. Manwide Holdings is entitled to deduct directly the aforesaid default penalty payable by Jiu Sheng Investment from the consideration of the transaction payable to Jiu Sheng Investment under this Contract. If Manwide Holdings finally exercises its right hereunder to purchase part of Xiangzhang Garden at an aggregate consideration of Renminbi seventy million (RMB70 million), Jiu Sheng Investment shall pay the accrued default penalty to Manwide Holdings on the Transaction Date.

3. The specific Delivery Date of the Subject Property (or parts of Xiangzhang Garden), which is ready for trial-operation, shall be otherwise negotiated by both parties, provided that Jiu Sheng Investment shall deliver the Subject Property (or parts of Xiangzhang Garden) to Manwide Holdings no later than fifteen (15) days after Xiangzhang Garden is completed and ready for trial-operation in line with the designed standards confirmed by both parties when signing of this Contract.

4. Both parties confirm that, after the completion approval, the construction conditions of the Subject Property shall comply with the following agreements reached by both parties:

      (1) the layout plan and partition status of each floor (including the two basement levels) shall be in line with the illustration shown in the annex hereto headed "Layout Plan of Each Floor";

      (2) installment works shall be in line with provisions in the annex hereto headed "Delivery Standard of Installment Works";

      (3) exquisite decoration (including all the outdoor decoration) shall be in line with provisions in the annex hereto headed "Delivery Standard of Exquisite Decoration";

      (4) The decoration equipment conditions of each unit in the building shall be in line with those of the sample house and related public area, and the relevant agreements on the sample house and related public area are set out in the annex hereto headed "Options in Sample House and Decoration Equipment Arrangement";

      (5) All the furniture appliances of each unit in the building shall be in line with provisions in the annex hereto headed "Furniture Appliance Equipment Standard".

5. When the Subject Property (or part of Xiangzhang Garden) is delivered, both parties shall sign a delivery confirmation on the Delivery Date, and the signature thereon shall be taken as a mark of the delivery of the Subject Property (or part of Xiangzhang Garden). Jiu Sheng Investment shall deliver the related documents on the Delivery Date to Manwide Holdings, which shall include the whole completion layout of Xiangzhang Garden and the related agreements on the maintenance of equipment and establishment of Xiangzhang Garden. Details of the documents to be delivered are set out in the annex hereto headed "List of Project Handover Documents".

6. The risk liability of the Subject Property (or part of Xiangzhang Garden) delivered by Jiu Sheng

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      Investment shall be transferred to Manwide Holdings (or a third party designated by Manwide Holdings) on the date of the transfer. The risk liability under this clause refers to the destruction or damage of the Subject Property due to force majeure or accidents out of the control of any party hereto.

Article 10  Insurance

1. Jiu Sheng Investment undertakes that it has purchased necessary project insurance for the Subject Property, and maintained the insurance coverage throughout the construction period, till the Subject Property (or part of Xiangzhang Garden) is delivered to Manwide Holdings.

2. Both parties confirm that all the insurance premiums are borne by Jiu Sheng Investment before the Subject Property is delivered to Manwide Holdings.

3. Upon signing of this Contract, any insurance indemnity in respect of the Subject Property shall be deposited in a bank account jointly controlled by both parties, and shall be applied only for agreed purposes. Jiu Sheng Investment shall not utilize the amount.

Article 11 Transaction Completion Date

1. The property transaction is conditional upon the satisfaction of all the following precedent conditions, unless Manwide Holdings indicates in writing to waiver one or more of the following precedent conditions:

            (1) Jiu Sheng Investment has been granted the real estate ownership certificate of Xiangzhang Garden (integral property ownership certificate), which shall specify that the title to the land is obtained by way of assignment or transfer, the authorized land usage is "commercial/residential" or "land for commercial/residential development", the building usage is "commercial/residential building" or "commercial/residential complex", and state that the podium from the 1st to 4th floors shall be used for commerce purpose and the gross floor area of which is 7,836.49 sq. meters (a provisional estimated figure, the final figure shall be the area set out in the property ownership certificate); the 5th to 24th floors shall be used for residential purpose and the gross floor area of which is 29,223.54 sq. meters (a provisional estimated figure, the final figure shall be the area set out in the property ownership certificate). In addition, the number and area of each unit at each floor set out in the schedule shall be in line with the annex hereto headed "Site Plan for Each Floor of Xiangzhang Garden", so that Manwide Holdings can obtain a separate real estate certificate for each of the units for future sale;

            (2) Jiu Sheng Investment has altered the nature of the land of Xiangzhang Garden from "office" to "commercial/residential" or "land for commercial/residential development", and has paid up the land premium of Xiangzhang Garden in accordance with the paying standard of lands for commercial and residential development and has obtained the receipts thereof from land authorities;

            (3) Jiu Sheng Investment has submitted to Manwide Holdings a guarantee issued by a third party to the satisfaction of Manwide Holdings, together with relevant documents to the satisfaction of Manwide Holdings and sufficient to evidence the guarantee ability of the third party, which warrants that the property rights of Xiangzhang Garden are not subject to any third party right of any nature and, in the event that Manwide Holdings suffers any loss arising from any breach of the guarantee, the third party shall severally and jointly with Jiu Sheng Investment compensate Manwide Holdings.

            (4) Jiu Sheng Investment and Manwide Holdings have signed the confirmation letter on the completion of the installation, exquisite decoration, furnishing and logo design of Xiangzhang Garden (logo design shall be completed by Manwide Holdings with the assistance of Jiu Sheng Investment);

            (5) All maintenance arrangements for Xiangzhang Garden have been completed in accordance with this Contract.

            (6) Jiu Sheng Investment has procured that Manwide Holdings would be granted the commercial loan with terms specified in Clause 6 of Article 8 hereof on or after the transfer of Subject Property, and has provided evidence thereto as authorized by Manwide Holdings.

2.    Both parties confirm that all precedent conditions under Clause 1 of
      Article 11 above shall be satisfied by 1st June 2005, unless otherwise provided in this Contract.

3. In the event that all precedent conditions to the completion of the transaction set out in this Article are duly satisfied, both parties shall sign a standard "Shanghai Commodity Property Sale Contract" in the unified form used in Shanghai for the purpose of altering the ownership registration of the property within ten (10) working days after the Transaction Completion Date and complete the property transfer procedures.

Article 12 Optional Terms

1. In the event that any one of the precedent conditions to the completion of the transaction has not been satisfied by the end of the period specified under Clause 2 of Article 11 hereof, Manwide Holdings shall grant Jiu Sheng Investment an extension period (no less than sixty (60) days, subject to a further notice) to satisfy all the precedent conditions under Clause 1 of Article 11 hereof.

2. In the event that Jiu Sheng Investment fails to satisfy all the precedent conditions to the completion of the transaction by the end of the extension period granted by Manwide Holdings under Clause 1 above, Manwide Holdings shall be entitled to terminate this Contract at its discretion by giving a written notice to Jiu Sheng Investment and Jiu Sheng Investment shall repay all amount paid by Manwide Holdings under this Contract within seven (7) days after receiving the notice, together with interests accrued at the prevailing bank interest rate of bank loans for a same term from the actual payment date to the actual repayment

Article 13 Alteration to Terms of the Transaction

1. In the event that Manwide Holdings opts to alter the terms of the transaction under Article 10 hereof, Jiu Sheng Investment is obliged to execute the transaction in accordance with the following clauses.

2. Manwide Holdings does not purchase from Jiu Sheng Investment the whole building of Xiangzhang Garden, but purchases part of Xiangzhang Garden as set out in the annex hereto headed "Subject Property after Alteration".

3. The total consideration at which Manwide Holdings purchases the property specified in Clause 2 of this Article is Renminbi seventy million (RMB70,000000), and constitutes the complete and adequate consideration for obtaining all the real estates and pertaining interests thereof.

4. Both parties confirm that the part of Xiangzhang Garden to be purchased by Manwide Holdings under this Article shall meet the following fundamental requirements:

            (1) Jiu Sheng Investment has been granted the real estate ownership certificate of Xiangzhang Garden (integral property ownership certificate), and the number, partition status and unit area of each unit at each floor to be purchased by Manwide Holdings as set out in the schedule of the integral property ownership certificate shall be in line with the annex hereto headed "Site Plan for Each Floor of Xiangzhang Garden", so that Manwide Holdings can obtain a separate real estate certificate for each of the units for future sale;

            (2) In order to ensure that the title to the land shown in the real estate ownership certificates of the part of Xiangzhang Garden to be purchased by Manwide Holdings is "obtained by way of assign", Jiu Sheng Investment has paid up the land premiums for the part of Xiangzhang Garden to be purchased by Manwide Holdings in accordance with the state and local regulations and has obtained the receipts from land authorities;

            (3) Jiu Sheng Investment has withdrawn all the mortgage rights set out in Clause 1 of Article 4 hereof and the Subject Property is not subject to any other mortgage rights or restrictive rights (including, but not limited to, mortgage right, attachment and other judicial preservations and presale registration);

            (4) Jiu Sheng Investment has submitted to Manwide Holdings a guarantee issued by a third party to the satisfaction of Manwide Holdings, together with relevant documents to the satisfaction of Manwide Holdings and sufficient to evidence the guarantee ability of the third party, which warrants that the property rights of Xiangzhang Garden are not subject to any third party right of any nature and, in the event that Manwide Holdings suffers any loss arising from any breach of the guarantee, the third party shall compensate Manwide Holdings severally and jointly with Jiu Sheng Investment;

            (5) Both parties sign the confirmation letter on the completion of the installation, exquisite decoration, furnishing and logo design of the part of Xiangzhang Garden to be purchased by Manwide Holdings (logo design shall be completed by Manwide Holdings with the assistance of Jiu Sheng Investment);

            (6) All maintenance arrangements for the part of Xiangzhang Garden to be purchased by Manwide Holdings have been completed in accordance with Article 15 hereof.

5. Jiu Sheng Investment shall procure the satisfaction of all the six fundamental requirements under Clause 4 of this Article within thirty (30) days after receiving the notice sent by Manwide Holdings under Clause 2 of
      Article 12 hereof on altering the implementation of the transaction under this Article, otherwise Jiu Sheng Investment shall be liable for the payment of a default penalty for late delivery based on 0.05% of Renminbi fifty million per day to Manwide Holdings till all the fundamental requirements above are satisfied.

6. Jiu Sheng Investment shall sign a standard "Shanghai Commodity Property Sale Contract" in the unified form used in Shanghai for the purpose of altering the registration ownership of the property and go through the real estate transfer procedures within ten (10) working days after receiving the notice (if any fundamental requirement under Clause 4 of this Article has not been satisfied, it shall be extended to the date on which all the fundamental requirements have been satisfied) sent by Manwide Holdings under Clause 2 of Article 12 hereof on altering the implementation of the transaction under this Article.

7. When signing a standard "Shanghai Commodity Property Sale Contract" in the unified form used in Shanghai under Clause 6 of this Article, both parties shall sign a confirmation letter on pertaining interests of Xiangzhang Garden, which shall specify the principles as follows:

      (1) Manwide Holdings is entitled to obtain pertaining interests of Xiangzhang Garden together with the entitlement to operating income therefrom under item (2) of this Clause after the completion of the alteration of the transaction under this Article;

      (2)   Pertaining interests of Xiangzhang Garden under item (1) include:

            (a) The permanent entitlement to the usage, operation and participation (including, but not limited to, the rights of emplacing and gaining operating income, etc. from signs, billboards, light-boxes or other kind of advertisement carriers) of the whole covering of Xiangzhang Garden (including the covering of the podium and the tower);

            (b) The permanent entitlement to the usage, operation and participation (including, but not limited to, the rights of emplacing and gaining operating income, etc. from signs, billboards, light-boxes or other kind of advertisement carriers) of the whole external facade of the podium of Xiangzhang Garden;

            (c) The permanent entitlement to the usage, operation and participation (including, but not limited to, the rights of emplacing and gaining operating income, etc. of signs, billboards, light-boxes or other kind of advertisement carriers, and of open parking space) of the whole outdoor space of Xiangzhang Garden (from the outdoor edge of the building to the curbside) and the external facade of other buildings, structures or facilities and equipment (include all facade and topside area) erecting thereon;

            (d) The rights to name and rename the whole building of Xiangzhang Garden (include the podium and the tower);

            (e) If Jiu Sheng Investment sells the remaining properties to others in future, it shall also ensure the transferees (except for self-occupied transferees), to entrust Manwide Holdings (or a third party designated by Manwide Holdings) for operating management.

      (3) Jiu Sheng Investment shall warrant that it shall not cause any damage or dispute on the pertaining rights of Manwide Holdings when it sells the remaining parts of Xiangzhang Garden in future. Meanwhile, when Jiu Sheng Investment sells the remaining parts, it shall obtain the undertakings or similar written agreements on waiver of any right claims for the pertaining interests of Xiangzhang Garden (the content of such undertakings or written agreements shall be approved by Manwide Holdings, and the authentic signed copies of which shall also be filed with Manwide Holdings).

8. Jiu Sheng Investment agrees that upon signing of this Contract, it shall be responsible for ensuring the annex hereto headed "Letter of Undertakings and Warranties" to be signed by the corresponding principals of each party as required by Manwide Holdings, and then to take effect.

9. Both parties confirm that wordings which have not been illustrated in particular hereof shall have the same meaning as in other Articles in this Contract; where there is any discrepancy between any provision in this
      Article 13 and those in other Articles hereof, this Article shall prevail for the interpretation or execution. Anything not covered in this Article shall be executed according to other related provisions hereof.

Article 14 Property Management

1. Jiu Sheng Investment undertakes that, no matter Manwide Holdings purchases either the whole building of Xiangzhang Garden or part of which under this Contract, the property management right of the whole building of Xiangzhang Garden shall be vested in Manwide Holdings or other companies (affiliates or business partners of Manwide Holdings) otherwise specified by Manwide Holdings. Both parties shall sign the annex hereto headed "Xiangzhang Garden Property Management Right Entrust Agreement" before the Delivery Date hereunder, and Manwide Holdings or the other company designated by it shall be entitled to obtain all the property management right of Xiangzhang Garden in future thereunder.

2. Both parties confirm that, since the Delivery Date hereunder, Manwide Holdings shall be immediately entitled to take over the property management function of Xiangzhang Garden, and to deal with all the issues relating to the property management of the building (including promotion and advertisement, soliciting tenancy, preparing and signing tenancy agreements, exercising the rights under lease, etc.) at its discretion, and to sign related agreements with and present necessary explanations to the public.

3. Both parties confirm that, if Manwide Holdings or another company designated by Manwide Holdings is unable to exercise the property management right hereunder for the time being due to a lack of qualification in property management, Jiu Sheng Investment shall give sufficient assistance to Manwide Holdings to ensure Manwide Holdings to exercise the property management right hereunder.

Article 15 Maintenance Arrangement

1. Jiu Sheng Investment undertakes that, it will ensure Manwide Holdings to enjoy all the related maintenance service after the delivery of the Subject Property or part of Xiangzhang Garden. Such maintenance services include the maintenance obligations specified in the construction contracts between Jiu Sheng Investment and all the construction contractors involved in the construction of Xiangzhang Garden, and those not contracted but stipulated to be undertaken by the construction contractors under the national and local laws and regulations in respect of the quality assurance maintenance of a building construction project.

2. To fulfill the undertakings mentioned in Clause 1 of this Article, Jiu Sheng Investment agrees that, within thirty (30) days after finishing the completion testing work of Xiangzhang Garden, it will procure each of the original construction contractors who assume respective obligations for the quality assurance maintenance of Xiangzhang Garden to sign a maintenance agreement with Manwide Holdings, so that Manwide Holdings can enjoy the maintenance rights under each of the construction contracts; or Jiu Sheng Investment shall present a letter of attorney or right transfer letter in respect of maintenance issues to ensure Manwide Holdings is entitled to claim the interests of maintenance or necessary assistances from relevant construction contractors. If, under the relevant national laws or project construction contracts, Jiu Sheng Investment is entitled to detain the maintenance fund that has not been advanced to the construction contractors, Jiu Sheng Investment shall pass such maintenance fund to Manwide Holdings.

Article 16 Mutual Assistance Obligation

1. Jiu Sheng Investment and Manwide Holdings shall, on honest fiduciary basis, assist each other, if necessary, in performing its obligations hereunder and assist the other party in exercising its rights hereunder.

2. Within three (3) days after signing of this Contract, Jiu Sheng Investment shall arrange necessary office premises for the project team appointed by Manwide Holdings at the construction site, so that the team representing Manwide Holdings can supervise all the remaining construction works till its completion.

3. Both parties confirm that, after signing of this Contract, any construction contract regarding the construction of the Subject Property or such documents as equipment and material purchase contracts with third parties shall be reviewed and approved by the project team representing Manwide Holdings prior to the signing of which. After signing of this Contract, Jiu Sheng Investment shall seek approval by signature from the members representing Manwide Holdings before making construction payments by phases if the members representing Manwide Holdings so required.

4. To ensure a smooth progress of Xiangzhang Garden, either party shall not disclose the dealings under this Contract to the construction contractors or any third party before finishing the completion testing of the Subject Property.

5. Both parties shall cooperate to report the consideration to, and deal with the transfer procedures with, the real estate transaction authorities.

6. Both parties shall assist each other when Manwide Holdings takes over the property management function of Xiangzhang Garden, and Jiu Sheng Investment shall provide all the necessary assistances to ensure a smooth transfer of the property management right.

Article 17 Statement and Guarantee

1. Jiu Sheng Investment makes the following irrevocable statements and guarantees to Manwide Holdings:

      (1) Jiu Sheng Investment warrants that, Manwide Holdings may legally transfer or lease out the Subject Property (or part of Xiangzhang Garden) subject to relevant legal approval procedures;

      (2) Jiu Sheng Investment shall ensure that no liability or right of any nature concerning the Subject Property will be created in favor of the construction contractors due to their construction works. In case of any economic loss of any nature suffered by Manwide Holdings as a result of any dispute between Jiu Sheng Investment and the construction contractors, Jiu Sheng Investment shall assume the liability arising from breaching this Contract and shall provide complete and adequate compensation;

      (3) Jiu Sheng Investment is a company duly registered under the laws of People's Republic of China with limited liability in its legal existence, with the qualification of an independent legal person, a complete and independent legal status and legal capacity to sign and perform this Contract. Jiu Sheng Investment can also be taken as an independent party of legal proceedings;

      (4) Before and upon signing of this Contact, there is no legal proceedings against Jiu Sheng Investment threatening or pending which may affect the fulfillment of obligations by Jiu Sheng Investment hereunder;

      (5) The execution and the implementation of this Contract constitute no violation of any law, regulation and policy of the People's Republic of China;

      (6) The execution and implementation of this Contract by Jiu Sheng Investment constitute no violation of any provision of its Articles of association, nor any stipulation in contracts or agreements signed with third parties; and

      (7) The undertakings and guarantees made by Jiu Sheng Investment hereunder are true, accurate and complete, without any withheld or misleading information. Jiu Sheng Investment guarantees to compensate all the losses suffered by Manwide Holdings due to untruth, inaccuracy or incompletion of the undertakings or guarantees made by it.

2. Manwide Holdings makes the following irrevocable statements and guarantees to Jiu Sheng Investment:

      (1) Manwide Holdings is a company duly registered under the laws of British Virgin Island with limited liability in its legal existence, with the qualification of an independent legal person, a complete and independent legal status and legal capacity to sign and perform this Contract. Manwide Holdings can be taken as an independent principal of legal proceedings;

      (2) Upon the establishment of Pakli Property in future, Pakli Property will immediately become a company duly registered under the laws of People's Republic of China with limited liability in its legal existence, with the qualification of an independent legal person, a complete and independent legal status and legal capacity to sign and perform this Contract. Pakli Property can be taken as an independent principal of legal proceedings;

      (3) The execution and the implementation of this Contract constitute no violation of any laws of British Virgin Island or the People's Republic of China;

      (4) The execution and implementation of this Contract by Manwide Holdings constitute no violation of any provision of its Articles of association, nor any stipulation in contracts or agreements signed with third parties;

      (5) The undertakings and guarantees made by Manwide Holdings hereunder are true, accurate and complete, without any withheld or misleading information. Manwide Holdings guarantees to compensate all the losses suffered by Jiu Sheng Investment due to the untruth, inaccuracy or incompletion of the undertakings or guarantees made by it; and

      (6) Manwide Holdings shall be liable to pay each installment hereunder as scheduled and assist Jiu Sheng Investment in going through the procedures for the transfer of the real estate ownership of the Subject Property.

3. Jiu Sheng Investment agrees that, upon signing of this Contract, it will immediately provide a copy of "Third Party Guarantee" to Manwide Holdings, whose content and guarantor shall be certified and confirmed by Manwide Holdings (If Manwide Holdings disagrees, Jiu Sheng Investment shall amend or alter it to the satisfaction of Manwide Holdings). The "Third Party Guarantee" shall be enclosed as an annex to this Contract and shall specify that the guarantor shall undertake the following responsibilities:

            (1) To ensure Jiu Sheng Investment will satisfy the condition precedents to the completion of the transaction under Clause 1
                  (4) of Article 11 hereof and undertake corresponding related liability;

            (2) To ensure Jiu Sheng Investment will satisfy the essential requirements under Clause 4 (4) of Article 13 hereof and assume corresponding related liability if Manwide Holdings opts to execute the altered transaction under Article 13 hereof according to related stipulations hereof;

            (3) To assume the related liability for repayment jointly with Jiu Sheng Investment in respect of the corresponding repayment obligation of Jiu Sheng Investment when Manwide Holdings withdraw this Contract at its discretion under the relevant stipulations hereof; and

            (4) To assume the related liability for compensation jointly with Jiu Sheng Investment in respect of the payment of default penalty for late delivery if Jiu Sheng Investment pays to Manwide Holdings the accrued default penalty for late delivery under relevant stipulations in Clause 2 of Article 9 hereof.

Article 18 Liability for Breach

1. The Contract shall have legal binding effect on both parties upon signing, and each party shall strictly fulfill obligations hereunder and those under the annexes respectively, and assume its corresponding liabilities for breach.

2. Both parties confirm that, upon signing of this Contract, Jiu Sheng Investment shall not sell all or any part of Xiangzhang Garden to any third party in any way, otherwise it will be taken as essential default. In such case, Manwide Holding shall be entitled to demand immediate double repayment of the performance bond from Jiu Sheng Investment.

Article 19 Project Cooperation Team

1. For the purpose of a smooth performance of this Contract, including, but not limited to, such works as decoration and equipment deployment, both parties shall form a project team (members of which are set out in the annex hereto headed "List of Members of Project Team") within three (3) days after signing of this Contract to facilitate the completion of transactions hereunder.

2. All the agreements or documents signed by a project term member appointed by both parties during the course of transactions contemplated under this Contract shall constitute automatically acts of the party he/she represents, and no common seal of the party he/she represents is needed.

Article 20 Dispute Settlement

The Contract is governed by laws and regulations of the People's Republic of China. Parties hereto shall settle any dispute arising from, relating to or in connection with this Contract through negotiation, and any dispute that cannot be settled through negotiation shall be referred to the competent people's court in Shanghai.

Article 21 Miscellaneous

1. Both parties of this Contract are obliged to keep the confidentiality of the contents of this Contract and the signing thereof, and each of them shall also keep the confidentiality of all business information of the other party that come into its knowledge when implementing this Contract, failing which, it shall bear the legal consequences accordingly.

2. The captions and headings in this Contract are inserted for reference only, and shall in no case be used for or affect the interpretation of this Contract.

3. Each party to this Contract enter into this Contract for lawful purposes. Articles in this Contract are severable and independent from one other (except for Articles, which are not independent from other Articles in the context of its content or original intention). If one or more Article(s) of this Contract become(s) invalid, illegal or unenforceable at any time, the validity, legality and enforceability of the remaining Articles shall in no way be effected, and both parties shall make every effort to conclude new Articles in lieu of the invalid, illegal or unenforceable Articles so as to achieve the business purposes in line with the original Articles to a substantial extent.

4. Nothing in this Contract shall be construed to create or evidence an agency, partnership or any other joint venture relationship between the parties hereto. In the event of a conflict between the terms of this Contract and any provision of other written agreements, the terms of this Contract shall prevail.

5. Notice: Any notice, petition, request and other communication required by or made pursuant to this Contract shall be in writing and be served in following manners:

   To Jiu Sheng Investment:

      Send to:

      Address:    Room 4F418, 1250 Xinza Road, Jing An District, Shanghai

      ZIP Code:   200042

      Fax:        0086 - 21 - 52130641 or 0086 - 21 - 62565927

      Or send to:

      Address: Unit A, 16th Floor, China Merchants Building, 118 Jianguo Road, Beijing

      ZIP Code:   100022

      Fax:        0086 - 10 - 65674195

   To Manwide Holdings:

      Send to:

      Address:    8/F Paul Y Centre, 51 Hung To Road, Kwun Tong, Kowloon,
                  Hong Kong

      Fax:        00852-25420298

      Such notice or other communication shall be deemed to be duly served immediately upon sending by fax, or at the time of delivery if delivered by hand, or five (5) days after deposited in the mailbox if sent by post.

6. Any party not requesting the other party to perform its duty under this Contract shall not affect its right to do so thereafter, and any party not pursuing the other party's liability for violating any Article of this Contract shall not be deemed as a waiver of the Article. Any renunciation of any right shall be made in writing.

7. Annexes hereto comprise the following documents, which are integral parts of, and have the same legal effect as, this Contract:

            (1)   List of Inspection Documents

            (2)   List of Construction Works and Equipments Ordered

            (3)   Presale Arrangement Agreement

            (4)   Arrangement on Transfer of Payers of Performance Bond

            (5)   Area Schedule of Xiangzhang Garden

            (6)   Layout Plan of Each Floor

            (7)   Delivery Standard of Installment Works

            (8)   Delivery Standard of Exquisite Decoration

            (9)   Options in Sample House and Decoration Equipment Arrangement

            (10)  Furniture Appliance Equipment Standard

            (11)  List of Project Handover Documents

            (12)  Subject Property after Alteration

            (13)  Letter of Undertakings and Warranties

            (14)  Xiangzhang Garden Property Management Right Entrust Agreement

            (15)  Third party Guarantee

            (16)  List of Members of Project Team

8. Although all the annexes hereto are integral parts of this Contract, each annex and its provisions (except for Articles that are not independent from others in the context of its content or original intention) shall be deemed to be independent from the text of this Contract and annexes thereto. After the completion of the real estate transaction contemplated under this Contract, parties thereto shall strictly implement its undertakings and obligations under this Contract and its annexes, till all rights and obligations hereunder are exercised or performed. Neither party thereto shall declare unilaterally that the text of this Contract or any annex thereto has lost its legal validity.

9. Subject to the satisfaction of the following conditions, this Contract shall come into effect once signed by Manwide Holdings and Jiu Sheng
      Investment:

      (1) Manwide Holdings and Jiu Sheng Investment have completed the appropriate internal approving (including approval at the general meeting and the board) procedures in relation to the real estate transaction contemplated under this Contract and the signing of this Contract;

      (2) The stock exchange in Hong Kong and other regulatory bodies have authorized China Strategic Holdings Limited ("China Strategic Holdings"), the ultimate holding company of Manwide Holdings, to issue announcement and circular in respect of issues relating to this Contract.

      (3) Transactions contemplated under this Contract have been approved by resolution at the general meeting of China Strategic Holdings;

      (4) All annexes hereto set out in Clause 7 of this Article have been signed;

      (5) Jiu Sheng Investment has submitted to Manwide Holdings the originals of the following four documents:

                  (a) a document sufficient to prove that Jiu Sheng Investment has paid in full in due time the interests on the loan amounting to Renminbi one hundred and seventy million (RMB170 million) to China Construction Bank Beijing Branch Chaoyang Sub-branch and the borrowing contract has not been breached;

                  (b) the document issued by China Construction Bank Beijing Branch Chaoyang Sub-branch and China Minsheng Banking Corporation Limited consenting Jiu Sheng Investment and Manwide Holdings to sign this Contract and carry out the real estate transaction contemplated under this Contract;

                  (c) the latest financial statement, which shall be stamped with the common seal, of Cheukking Investment Holdings Company Limited (the effective controller of Jiu Sheng Investment, also a party to the annexes hereto headed "Letter of Undertakings and Warranties" and "Third Party Guarantee") signed by the authorized proxy of Manwide Holdings, which gives a true status of the recent net asset of Cheukking Investment Holdings Company Limited;

                  (d) the board of Cheukking Investment Holdings Company Limited has approved the board resolution to sign the annexes hereto headed "Letter of Undertakings and Warranties" and "Third Party Guarantee".

10. Both parties confirm that if this Contract does not take effect on or before 31 December 2004 for whatever reasons, this Contract shall automatically lapses since from 1 January 2005. Jiu Sheng Investment shall refund all amount paid by Manwide Holdings (together with interest calculated on the prevailing bank lending rate) within five (5) banking days after the date on which this Contract lapses.

11. Both parties confirm that, in the event that Pakli Property is lawfully established after signing of this Contract, each party shall, within fifteen (15) days after Pakli Property is established (subject to the establishing date set out in the business license to be granted to Pakli Property), submit to the authorized representative of Pakli Property originals of this Contract (together with all annexes) to be signed by the authorized representative and stamped with the common seal of Pakli Property. Commencing from the date (the "Subject Altering Date") on which all originals of this Contract (together with all annexes) are signed by authorized representatives of Pakli Property and stamped with the common seal of Pakli Property, the purchaser under this Contract shall be transferred from Manwide Holdings to Pakli Property, who shall take over all rights and obligations under this Contract (together with all annexes) and is entitled to make right petitions or claims against Jiu Sheng Investment in respect of any issue relating to this Contract occurred within the period from the date on which this Contract is signed (i.e. the signing date) to the Subject Altering Date in accordance with this Contract (or any annexes thereof), and Jiu Sheng Investment shall not oppose against such right petitions or claims in the excuse that Pakli Property does not have legal status as it has not been lawfully established when such issue occurs.

12. The Contract (together with all annexes thereto) shall be made in four originals, two (2) for each of Jiu Sheng Investment and Manwide Holdings. Subject to the lawful establishment of Pakli Property, each of Jiu Sheng Investment and Manwide Holdings shall, within seven (7) days after the establishment date of Pakli Property (subject to the establishing date set out in the business license to be granted to Pakli Property), submit to the authorized representative of Pakli Property the two originals of this Contract (together with all annexes) held by it to be signed by the authorized representative and stamped with the common seal of Pakli Property. The four originals of this Contract stamped with the common seal of Pakli Property shall then be held by Jiu Sheng Investment and Pakli Property (two for each) and shall be equally authentic.

Confirmed and signed by:

Shanghai Jiu Sheng Investment Company Limited

Representative: _____________________

Manwide Holdings Limited

Representative: _____________________

Company Name: ______________________(the name as shown in the business license of Pakli Property)

Representative: _____________________

Date: ________________

(This date shall be the subject altering date provided in this Contract).